The Companies Law (2018 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on April 10, 2019 between Huale Acoustics Corporation (the "Merging Company") and HUALE ACOUSTICS LIMITED (the "Surviving Company").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2018 Revision) (the "Companies Law").

Whereas the Merging Company is a Nevada corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

Whereas the sole director of the Merging Company and the sole director of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated April 3, 2019 and made between the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1. The constituent companies (as defined in the Companies Law) to this Merger are the Surviving Company and the Merging Company.

2. The surviving company (as defined in the Companies Law) is the Surviving Company.

3. The registered office of the Surviving Company is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008 Cayman Islands and the registered office of the Merging Company is c/o Business Filings Incorporated, 701 S. Carson Street, Suite 200, Carson City, Nevada 89701.

4. Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each, and the Surviving Company will have one ordinary share in issue.

5. Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$800,000 divided into 700,000,000 shares of common stock with a par value of US$0.001 and 100,000,000 shares of preferred stock with a par value of US$0.001, and the Merging Company will have 3,625,000 shares of common stock in issue.

6. In accordance with section 234 of the Companies Law, the Merger shall not become effective until the date on which the Articles of Merger to be filed in respect of the Merger in accordance with the laws of the State of Nevada are filed with the State of Nevada (such filing to be notified to the Cayman Registrar promptly in writing), which date will be subsequent to the date on which this Plan of Merger is registered by the Cayman Registrar but not later than the 90th day after the date of such registration (the "Effective Date").

7. The terms and conditions of the Merger are such that, on the Effective Date:

7.1 each share of common stock issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one ordinary share in the Surviving Company (which shall be issued by the Surviving Company credited as fully paid) and each ordinary share issued and outstanding in the Surviving Company immediately prior to the Effective Date shall be cancelled, and no consideration shall be paid or payable to the holder of such share.

8. The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company currently in effect.

9. There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

10. The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11. The name and address of the sole director of the Surviving Company (as defined in the Companies Law) are:

11.1 Zhicheng Huang, East Room 902, Building 3 East, Saige Sci-Tech. Park, Futian District, Shenzhen, Guangdong Province, China 518000.

12. This Plan of Merger has been approved by the sole director of the Surviving Company pursuant to section 233(3) of the Companies Law.

13. This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Companies Law.

14. All necessary approvals have been obtained from the stockholders, officers and management of the Merging Company pursuant to the Nevada Revised Statutes.

15. At any time prior to the Effective Date, this Plan of Merger may be:

15.1 terminated by the board of directors of either the Surviving Company or the Merging Company;

15.2 amended by the board of directors of both the Surviving Company and the Merging Company to:

(a) change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Cayman Registrar; and

(b) effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the stockholders of the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16. This Plan of Merger may be executed in counterparts.

17. This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

Duly authorized for and on behalf of
Huale Acoustics Corporation

HUANG Zhicheng, Director

Duly authorized for and on behalf of
HUALE ACOUSTICS LIMITED

HUANG Zhicheng, Director